     As filed with the Securities and Exchange Commission on August 14, 2001
                                                  Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                       SECURITY FINANCIAL BANCORP, INC.
 (exact name of registrant as specified in its certificate of incorporation)

      DELAWARE                                           35-2085053
(state or other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)

                              9321 WICKER AVENUE
                           ST. JOHN, INDIANA 46373
                                (219) 365-4344
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                       SECURITY FINANCIAL BANCORP, INC.
                       2000 STOCK-BASED INCENTIVE PLAN
                           (Full Title of the Plan)
                       --------------------------------

JOHN P. HYLAND                                  COPIES TO:
PRESIDENT AND CHIEF EXECUTIVE OFFICER           LORI M. BERESFORD, ESQUIRE
SECURITY FINANCIAL BANCORP, INC.                THOMAS P. HUTTON, ESQUIRE
9321 WICKER AVENUE                              MULDOON MURPHY & FAUCETTE LLP
ST. JOHN, INDIANA 46373                         5101 WISCONSIN AVENUE, N.W.
(219) 365-4344                                  WASHINGTON, D.C.  20016
(Name, address, including zip code, and         (202) 362-0840
telephone number, including area code, of agent for service)

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /
                                 ---

=========================================================================================================
  Title of each Class of        Amount to be     Proposed Purchase   Estimated Aggregate   Registration
Securities to be Registered     Registered(1)     Price Per Share       Offering Price          Fee
---------------------------------------------------------------------------------------------------------
    Common Stock                  193,846
   $.01 par Value                 Shares (2)         $17.13 (3)           $3,321,113           $830
-----------------------------------------------------------------------------------------------------------
    Common Stock                  77,538
   $.01 par Value                 Shares (4)         $18.40 (5)           $1,426,699           $357
===========================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Security Financial Bancorp, Inc. 2000 Stock-Based
    Incentive Plan (the "Incentive Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Security Financial Bancorp, Inc. pursuant to
    17 C.F.R. ss.230.416(a).
(2) Represents the total number of shares currently reserved or available for issuance as options pursuant to the Incentive Plan.
(3) Represents the weighted average price determined by the exercise price of $16.88 per share at which options for 161,614 shares have been granted under the Incentive Plan to date and by $18.40, the fair market value of the Common Stock on August 10, 2001, as determined by the closing price on the Nasdaq
    National Market reported by the Wall Street Journal, for 32,232 shares for which options have not yet been granted under the Incentive Plan.
(4) Represents the total number of shares currently reserved or available for issuance as restricted stock awards under the Incentive Plan.
(5) The market value of the Common Stock on August 10, 2001, at which the 66,834 shares have been awarded under the Incentive Plan and 10, 704 shares which remain available for grant.


THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SS.230.462.

Number of Pages 14
Exhibit Index begins on Page 9

SECURITY FINANCIAL BANCORP, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Items 1 & 2. The document containing the information for Security Financial Bancorp, Inc. 2000 Stock-Based Incentive Plan (the " Incentive Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Incentive Plan as specified by Rule 428(b)(1). The document is not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II    INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

      (a) The Form 10-KSB, Annual Report, filed by the Registrant for the fiscal year ended June 30, 2000, (File No. 000-27951), which includes the consolidated statements of financial condition of Security Financial Bancorp, Inc. and its wholly owned subsidiary as of June 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, filed with the SEC on September 28, 2000.

      (b) The Form 10-Q report filed by the Registrant for the fiscal quarter ended September 30, 2000, December 31, 2000 and March 31, 2001 (File No. 000-27951), filed with the SEC on November 14, 2000, February 14, 2001 and May 15, 2001, respectively.

      (c) The description of the Registrant's Common Stock contained in Registrant's Form 8-A (File No. 000-27951), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder, on November 4, 1999, and declared effective November 9, 1999 as incorporated by reference from the Company's Form SB-2 (File No. 333-87397) declared effective on November 9, 1999.

      (d)  All documents filed by the  Registrant  pursuant to Section 13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

The Common Stock to be offered pursuant to the Incentive Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.

      The validity of the common stock offered hereby has been passed upon for the Registrant by the firm of Muldoon Murphy & Faucette LLP, Washington, D.C.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS AND PLAN ADMINISTRATOR.

Article X and XI of the Registrant's Certificate of Incorporation provides as follows:

TENTH:
-----

 A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the
      Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in

      Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.


D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:  A Director of this Corporation  shall not be personally liable to the
--------
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.   LIST OF EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):


      5 Opinion of Muldoon Murphy & Faucette LLP as to the legality of the Common Stock to be issued.

      10      Security Financial Bancorp, Inc. 2000 Stock-Based Incentive Plan.1

      23.0 Consent of Muldoon Murphy & Faucette LLP (contained in the opinion included in Exhibit 5).

      23.1    Consent of Crowe, Chizek and Company LLP









--------
1 Incorporated herein by reference from Appendix A to the Proxy Statement on Form DEF 14A (SEC No.000-27951) filed with the SEC on September 19, 2000.

ITEM 9.   UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material  information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

      (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. John, State of Indiana, on August 14, 2001.


                                      SECURITY FINANCIAL BANCORP, INC.


                                      By: /s/ John P. Hyland
                                          -------------------------
                                      John P. Hyland
                                      President, Chief Executive
                                      Officer and Director


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

    Name                        Title                             Date
    ----                        -----                             ----

/s/ John P. Hyland              President, Chief Executive       August 14, 2001
----------------------------    and Director
John P. Hyland                  (principal executive officer)


/s/ Patrick J. Hunt             Executive Vice President and     August 14, 2001
----------------------------    Chief Financial Officer
Patrick J. Hunt                 (principal accounting and
                                financial officer)


/s/ Mary Beth Bonaventura       Chairman of the Board            August 14, 2001
----------------------------
Mary Beth Bonaventura


/s/ Lawrence R. Parducci        Director                         August 14, 2001
----------------------------    and Corporate Secretary
Lawrence R. Parducci


/s/ Howard O. Cyrus, Sr.        Director                         August 14, 2001
----------------------------
Howard O. Cyrus, Sr.


/s/ Dr. Peter Ferrini           Director                         August 14, 2001
----------------------------
Dr. Peter Ferrini


/s/ Tula Kavadias               Director                         August 14, 2001
----------------------------
Tula Kavadias


/s/ Richard J. Lashley          Director                         August 14, 2001
----------------------------
Richard J. Lashley

/s/ Robert L. Lauer             Director                         August 14, 2001
---------------------------
Robert L. Lauer



/s/ John Wm. Palmer             Director                         August 14, 2001
---------------------------
John Wm. Palmer


/s/ Philip T. Rueth             Director                         August 14, 2001
---------------------------
Philip T. Rueth


/s/ Robert A. Vellutini         Director                         August 14, 2001
---------------------------
Robert A. Vellutini

                                  EXHIBIT INDEX
                                  -------------


                                                                               Sequentially
                                                                                 Numbered
                                                                                   Page
Exhibit No.     Description                    Method of Filing                  Location
-----------     ---------------------------    ------------------------        ------------
    5        Opinion of Muldoon Murphy &       Filed herewith.
             Faucette LLP                                                           11

   10        Security Financial Bancorp,Inc.   Incorporated by reference from       --
             2000 Stock-Based Incentive        Appendix A to the Proxy
             Program                           Statement on Form DEF 14A
                                               (SEC No. 000-27951) filed with
                                               SEC on September 9, 2000.

  23.0      Consent of Muldoon Murphy &        Contained in Exhibit 5.              11
            Faucette LLP

  23.1      Accountants Consent                Filed herewith.                      13

   24       Power of Attorney                  Located on the signature page.        7

